       As filed with the Securities and Exchange Commission on November 20, 2000
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ________________
                            SYMPHONIX DEVICES, INC.
            (Exact name of registrant as specified in its charter)
                               ________________

          Delaware                                         77-0376250
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                       Identification Number)

                               2331 Zanker Road
                            San Jose, CA 95131-1107
                                (408) 232-0710
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ________________

                                 Kirk B. Davis
                            Chief Executive Officer
                            Symphonix Devices, Inc.
                               2331 Zanker Road
                            San Jose, CA 95131-1107
                                (408) 232-0710
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ________________

                                  Copies to:
        Terence J. Griffin                           Issac J. Vaughn, Esq.
      Chief Financial Officer                   Wilson Sonsini Goodrich & Rosati
      Symphonix Devices, Inc.                       Professional Corporation
        2331 Zanker Road                              650 Page Mill Road
      San Jose, CA 95131-1107                   Palo Alto, California 94304-1050
          (408) 232-0710                                (650) 493-9300

                               ________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
             Title of each class            Amount             Proposed maximum             Proposed maximum           Amount  of
               of securities to             to be               offering price             aggregate offering        registration
                be registered             registered            per share (1)                     price                   fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value........   6,397,632 shares          $4.40625                   $28,189,566                $7,442.05
====================================================================================================================================

(1) The price of $4.40625, the average of the high and low prices of Symphonix's common stock on The Nasdaq National Market on November 14, 2000, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act.

                                ______________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================


PROSPECTUS (Subject to Completion)


                               6,397,632 SHARES

                            SYMPHONIX DEVICES, INC.
                                 COMMON STOCK

     This prospectus relates to the public offering, which is not being underwritten, of 6,397,632 shares of our common stock which are held by some of our current stockholders.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on The Nasdaq National Market under the symbol "SMPX." On November 14, 2000, the average of the high and low prices for our common stock was $4.40625.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 FOR RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                                 _____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



               The date of this prospectus is November __, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information............................................1
The Company....................................................................3
Risk Factors...................................................................4
Plan of Distribution..........................................................12
Selling Stockholders..........................................................14
Legal Matters.................................................................16
Experts.......................................................................16

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering, and if given or made, such information or representations may not be relied upon as having been authorized by Symphonix, Inc. (referred to in this prospectus as "Symphonix," "we," "us," "our," the "registrant" or the "company"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or a solicitation of any person in any jurisdiction in which an offer or solicitation may not lawfully be made.

                      Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed April 13, 2000, and amended April 28, 2000;

     (b) Definitive Proxy Statement on Schedule 14A in connection with Symphonix's 2000 Annual Meeting of Stockholders, filed May 5, 2000;

     (c) Definitive Proxy Statement on Schedule 14A in connection with Symphonix's Special Meeting of Stockholders held on November 8, 2000 to approve the terms of an equity financing by investors, filed October 16, 2000;

     (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed May 12, 2000;

     (e) Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 3, 2000;

     (f) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed November 14, 2000;

     (g)  Current Report on Form 8-K filed November 2, 2000;

     (h) The description of Symphonix common stock contained in its registration statement on Form S-1 filed November 17, 1997, including any amendments or reports filed for the purpose of updating such descriptions.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Chief Financial Officer
     Symphonix Devices, Inc.
     2331 Zanker Road
     San Jose, California 95131-1107
     (408) 232-0710

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or any prospectus supplement.

                                  The Company

     Symphonix Devices, Inc. develops, manufactures and markets the Vibrant Soundbridge, a proprietary line of semi-implantable hearing devices for the management of hearing impairment, a medical disorder that affects approximately 28 million people in the United States alone. Our Soundbridge products employ a middle ear implant technology designed to vibrate the small bones in the middle ear, enhancing the natural hearing process. Our Soundbridge products are currently being marketed in Europe in conjunction with our European distribution partner, Siemens Audiologische Technik GmbH, and have been approved by the U.S. Food and Drug Administration for use in the United States. A fully implantable line of Vibrant Soundbridge devices is currently in development. We believe that our Soundbridge technology overcomes the inherent limitations of traditional hearing devices, and represents a novel approach in the management of hearing loss.

     In September 1996, we initiated clinical trials of the first-generation Vibrant Soundbridge in both the United States and Europe. We received permission in the European Union to affix the CE mark to the Vibrant Soundbridge in March 1998, and we received FDA approval in August 2000. Through a technology alliance with Siemens, we have developed our fourth generation Vibrant Soundbridge, based on 8-channel, digital signal processing. As of October 2000, approximately 400 patients have been implanted with the Vibrant Soundbridge in over 70 centers in both the United States and Europe.

     Symphonix Devices, Inc. was incorporated in California in May 1994 and reincorporated in Delaware in December 1997. Our principal executive offices are located at 2331 Zanker Road, San Jose, California 95131-1109 and our telephone number at that address is (408) 232-0710. Our common stock is traded on The Nasdaq National Market and is quoted under the symbol "SMPX."

                                 Risk Factors

     You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding whether to invest in our common stock. If any of the following risks actually materialize, our business, financial condition or results of operations could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

This registration statement contains forward-looking statements.

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, regulatory delays and issues, competitive pressures, difficulties in growing our business to meet our commitments, technical challenges and those discussed in this "Risk Factors" section and the risks discussed in our other SEC filings, including our Annual Report on Form 10-K, filed April 13, 2000 with the SEC and amended April 28, 2000.

RISKS RELATED TO OUR BUSINESS

We have a history of losses and negative cash flows, and we may never be profitable.

     We have incurred losses every year since we began operations. At September 30, 2000, we had an accumulated deficit of $61.3 million. This deficit resulted primarily from expenses we incurred from dedicating, since our inception in 1994, substantially all of our resources to research and development, clinical trials, establishment of a European sales and marketing organization and the initiation of sales and marketing activities in Europe. Even though Vibrant P and Vibrant D Soundbridges became available for sale in the European Union in 1998 and in the United States and Canada in 2000, we have not generated significant revenues from product sales to date. We may never realize significant product revenues. Even if we do achieve significant product revenues, we may never be profitable. We expect our operating losses to continue at least through the year 2001 as we continue to, among other things:

     .  attempt to establish sales and marketing capabilities;

     .  expand research and development activities;

     .  conduct clinical trials in support of regulatory approvals; and

     .  establish commercial-scale manufacturing capabilities.

If our Soundbridge products do not achieve market acceptance, our business may fail.

     We have sold the semi-implantable Vibrant Soundbridge in Europe since 1998 and in the United States since 2000 and have sold only 217 units. This product has not yet achieved market acceptance and may never achieve market acceptance. Market acceptance of our current and future Soundbridge products will depend upon their acceptance by the medical community and patients as safe, effective and cost-effective compared to other devices. Our Soundbridge products may not be preferable alternatives to existing or future products, some of which, such as the acoustic hearing aid, do not require surgery. Patient acceptance of our Soundbridge products will depend in part upon physician, audiologist and surgeon recommendations as well as other factors, including the effectiveness, safety, reliability and invasiveness of the procedure as compared to established approaches. Prior to undergoing surgery for the implantation of our Soundbridge, a patient may speak with a number of medical professionals, including the patient's primary care physician, an audiologist, an ear, nose and throat specialist, as well as surgeons who specialize in ear surgery. The failure by any of these medical professionals to favorably recommend our products and the surgery required to implant the Soundbridge could limit the number of potential patients who are introduced to an ear surgeon as candidates for our Soundbridge products. If our Soundbridge products do not achieve market acceptance, our business may fail.

If we fail to successfully develop and commercialize our next generation of Vibrant Soundbridge products, we may not achieve profitability.

     Although we have offered the semi-implantable Vibrant Soundbridge for sale in Europe since 1998, we have not realized significant sales revenues to date. Our success depends on our ability to successfully commercialize an improved semi-implantable Soundbridge as well as a totally implantable Soundbridge. Our Vibrant HF and totally-implantable Soundbridge, currently under development, will require additional development, clinical trials and regulatory approval prior to commercialization. Successful completion of clinical trials for the Vibrant HF and totally-implantable Soundbridge products may never occur. Completion of clinical trials may be delayed by many factors, including research and development difficulties, slower than anticipated patient enrollment or adverse events occurring during clinical trials. Any delays in our clinical trials or any failure to obtain regulatory approval for these next generation Soundbridge products would impair our ability to achieve profitability.

If we do not receive and maintain regulatory approvals for new products, we will not be able to manufacture or market new products.

     Approval from the FDA is necessary to manufacture and market medical devices in the United States. Other countries have similar requirements. Since we have not realized significant revenues from sales of our current products, we must receive and maintain regulatory approval for new products or our business will fail.

     The process that medical devices must undergo to receive necessary approval is extensive, time-consuming and costly, and there is no guarantee that regulatory authorities will approve any of our product candidates. FDA approval can be delayed, limited or not granted for many reasons, including:

     .  a product candidate may not be safe or effective;

     . even if we believe data from preclinical testing and clinical trials should justify approval, FDA officials may disagree;

     . the FDA might not approve our manufacturing processes or facilities or the processes or facilities of our contract manufacturers or raw material suppliers;

     .  the FDA may change its approval policies or adopt new regulations; and

     . the FDA may approve a product candidate for indications that are narrow, which may limit our sales and marketing activities.

     The process of obtaining approvals in foreign countries is subject to delay and failure for the same reasons.

We face intense competition in our current and potential markets and if we cannot demonstrate the superiority of our products, we may fail to achieve profitability.

     The medical device industry and the acoustic hearing aid market are subject to intense competition in the United States and abroad. We believe our products will compete primarily with hearing aids. Principal manufacturers of acoustic hearing aids include Siemens Hearing Instruments, Inc., Starkey Laboratories Inc., Dahlberg Inc., GN ReSound Inc., Oticon, Inc., Widex Hearing Aid Co., Inc., Sonic Innovations and Phonak Inc. Our products may not be as reliable or effective as established hearing aid products. If our products are not perceived as high quality, reliable and effective alternatives to conventional hearing aids, we may not successfully compete with established hearing aid products. Our competitors may also develop technologies and products in the future that are more reliable and effective and less expensive than those being developed by us or that do not require surgery.

     Several university research groups and development-stage companies have active research or development programs related to direct drive devices for sensorineural hearing loss. One such company, IMPLEX AG Hearing Technology, was authorized by its European reviewing body on November 15, 1999 to affix the CE mark on its totally integrated cochlear amplifier. IMPLEX has reported its intent to pursue a clinical investigation in the United States to support FDA regulatory requirements. A U.S.-based company, Otologics, LLC, is developing a semi-implantable direct drive device for sensorineural hearing loss called the middle ear transducer. This device has begun the FDA regulatory process and initiated multicenter clinical trials. The Company believes St. Croix has begun clinical trials in Europe. Soundtec, Inc. is doing clinical trials in the United States on a hybrid implantable/ear canal based hearing aid. In addition, some large medical device companies, some of which are currently marketing implantable medical devices, may develop programs in hearing management. Many of these companies have substantially greater financial, technical, manufacturing, marketing and other resources than we have. If we fail to compete effectively with any or all of these companies and products, we will not achieve profitability.

Our lack of sales, marketing and distribution experience could delay and increase the costs of introducing our Soundbridge products into those markets where we have received regulatory approvals.

     In the United States, a direct sales force is concentrating our product marketing efforts on approximately 400 specialists in ear surgery. In Europe, our sales and marketing effort is conducted through a distribution partnership with Siemens. In other international markets, including Japan, we intend to establish either a network of distributors or a strategic partner.

     We may fail to build a direct sales force or marketing organization that is cost effective or successful in one or more countries. In addition, we have entered into distribution agreements with only a limited number of international distributors. There can be no assurance that we will be able to enter into similar agreements with other qualified distributors on a timely basis on terms acceptable to us, or at all, or that such distributors will devote adequate resources to selling our products. If we fail to establish an adequate direct sales force domestically and in select international markets, and to enter into successful distribution relationships, we will have difficulty selling our products and our business may fail.

Since third-party reimbursement is not currently available for procedures using our Soundbridge products, our products may not achieve market acceptance.

     In the United States and abroad, patients generally rely on third-party payors, principally Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of reimbursement, to pay health care expenses, including reimbursement of all or part of the cost of the procedure in which our medical device is being used. These third-party payors are increasingly attempting to limit both the coverage and the level of reimbursement of procedures involving new devices. Currently, no third party-payors will pay for procedures using our products, and patients must bear the total cost of the procedures themselves. If third-party payors do not establish adequate levels of reimbursement for procedures using our products, we may not achieve market acceptance.

We have limited manufacturing experience, and may be unable to expand our manufacturing capabilities sufficiently, which could limit our ability to develop and deliver sufficient quantities of products in a timely manner.

     We currently manufacture our products in small quantities for laboratory testing, for clinical trials and for limited commercial sales. The manufacture of our Soundbridge products is a complex operation involving a number of separate processes, components and assemblies. We have no experience manufacturing our products in the volumes or with the yields that will be necessary for us to achieve significant commercial sales, and there can be no assurance that we can establish high volume manufacturing capacity or, if established, that we will be able to manufacture our products in high volumes with commercially acceptable yields. We will need to expend significant capital resources and develop manufacturing expertise to establish commercial-scale manufacturing capabilities. Our inability to successfully manufacture or commercialize our Soundbridge products in a timely manner may harm our competitive position and market success.

If Siemens does not perform its duties under our agreements, our ability to commercialize our products may be impaired.

     We have entered into a collaboration with Siemens Audiologische Technik GmbH. As a result of our agreements, we depend on Siemens to market and distribute our products in Europe. We also depend on Siemens to provide integrated circuits and software for use in our Soundbridge products. Any breach or termination by Siemens of our agreements could delay or stop the commercialization of our products.

We rely on several sole source or limited source suppliers, and our production will be seriously harmed if these suppliers are not able to meet our demand and alternative sources are not available.

     A number of components and subassemblies, such as silicone, signal processing electronics implant packaging, as well as sterilization services are provided by single source suppliers. Furthermore, the key analog and digital signal processing microcircuits of the Vibrant P, Vibrant D and Vibrant HF Soundbridges are provided by sole source suppliers. None of our suppliers is contractually obligated to continue to supply us nor are we contractually obligated to buy from a particular supplier. For some of these components and subassemblies, there are relatively few alternative sources of supply, and we cannot quickly establish additional or replacement suppliers for such components and subassemblies. In addition, additional approvals will be required from the FDA before we can significantly modify our manufacturing processes or change the supplier of a critical component. Because of the long lead time for some components and subassemblies that are currently available from a single source, a supplier's inability or failure to supply such components or subassemblies in a timely manner or our decision to change suppliers could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect our intellectual property our competitors could develop and market products with similar features that may reduce demand for our products.

     Our success depends in part on our ability to protect our issued and pending patents, trade secrets and other intellectual property. The strength of this protection is uncertain. Our competitors could challenge, invalidate or circumvent our issued patents as well as any future patents. Even if upheld, our issued patents may not exclude competitors or otherwise provide competitive advantages to us.

     In addition, a competitor may obtain patents that will interfere with our ability to make, use or sell our products either in the United States or in international markets. There may be pending applications, which if issued, might provide proprietary rights to third parties relating to products or processes used or proposed to be used by us. We may be required to obtain licenses to patents or proprietary rights of others. Further, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to us, may also be necessary to enforce our patent or other intellectual property rights or to determine the scope and validity of other parties' proprietary rights. We may not have the financial resources to defend our patents from infringement or claims of invalidity.

     We also rely upon trade secrets and other unpatented proprietary technology. Our competitors may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our proprietary technology. Our policy is to require each of our employees, consultants, investigators and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with us. However, these agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.

     Title 35, Section 287 of the United States Code limits the enforcement of patents relating to the performance of surgical or medical procedures on a body. This law precludes medical practitioners and health care entities, which practice these procedures, from being sued for patent infringement. Therefore, depending upon how these limitations are interpreted by the courts, they could have a material adverse effect on our ability to enforce any of our proprietary methods or procedures deemed to be surgical or medical procedures on a body. In some countries other than the United States, patent coverage relating to the performance of surgical or medical procedures is not available. Therefore, patent coverage in such countries will be limited to the Floating Mass Transducer, the patented core direct drive technology upon which all of our Soundbridge products are based, or to narrower aspects of the Floating Mass Transducer.

     The medical device industry in general has been characterized by substantial litigation. Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive to respond to and could distract our technical and management personnel. We may become involved in litigation to defend against claims of infringement, to enforce patents issued to us or to protect our trade secrets. If any relevant claims of third-party patents are held as infringed and not invalid in any litigation or administrative proceeding, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign our products or processes to avoid infringement. In addition, in the event of any possible infringement, there can be no assurance that we would be successful in any attempt to redesign our products or processes to avoid such infringement or in obtaining licenses on terms acceptable to us, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure by us to redesign our products or processes or to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition and results of operations. Although we have not been involved in any litigation to date, in the future, costly and time-consuming litigation brought by us may be necessary to enforce patents issued to us, to protect our trade secrets or know-how, or to determine the enforceability, scope and validity of the proprietary rights of others.

We may not be able to secure additional funding to support our substantial future capital requirements.

     We will expend substantial funds in the future for research and development, preclinical and clinical testing, capital expenditures and the manufacturing, marketing and sale of our products. The timing and amount of spending of such capital resources cannot be accurately predicted and will depend upon several factors not within our control, including:

     . market acceptance and demand for our products in the United States and internationally;

     . the progress of our research and development efforts and preclinical and clinical activities;

     .    competing technological and market developments;

     .    the time and costs involved in obtaining regulatory approvals;

     . the time and costs involved in filing, prosecuting and enforcing patent claims; and

     . the progress and cost of commercialization of products currently under development.

     While we believe that the net proceeds of approximately $5.0 million from the recent private placement offering to Siemens Audiologische Technik GmbH and the approximately $26.0 million from the recent private placement to other investors, together with our previously existing capital resources and projected interest income, will be sufficient to fund our operations and capital investments through 2001, we may require additional financing after that time. Such additional financing, if required, may not be available on a timely basis on terms acceptable to us, or at all. If adequate funds are not available, we could be required to delay development or commercialization of some of our products, to license to third parties the rights to commercialize some products or technologies that we would otherwise seek to commercialize for ourselves, or to reduce the marketing, customer support or other resources devoted to some of our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

If we cannot retain or hire key personnel our business will suffer.

     Our future success depends in significant part upon the continued service of key scientific, technical, sales and marketing, and management personnel. Competition for such personnel is intense. There can be no assurance that we can retain our key scientific, technical, sales and marketing and managerial personnel or that we can attract, assimilate or retain other highly qualified scientific, technical sales and marketing, and managerial personnel in the future. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel could impair our ability to commercialize our Vibrant Soundbridge products and develop future products.

Complications may result from the use of our Soundbridge products, and insurance may be insufficient or unavailable to cover potentially significant product liability expenses if we are sued.

     Our business involves the inherent risk of product liability claims. We maintain limited product liability insurance at coverage levels which we believe to be commercially reasonable and adequate given our current operations. However, this insurance may not to be available in the future on commercially reasonable terms, or at all. Even if it is available, it may not be adequate to cover liabilities that may arise. If we are sued for an injury caused by our products, the resulting liability could result in significant expense, which would harm our business and financial condition.

Our international sales and operations expose us to foreign currency and political risks.

     We desire to continue to expand our operations outside of the United States and to enter additional international markets, which will require significant management attention and financial resources and subject us further to the risks of operating internationally. These risks include:

     .    unexpected changes in regulatory requirements;

     . delays resulting from difficulty in obtaining export licenses for certain technology;

     .    tariffs and other barriers and restrictions;

     . the burdens of complying with a variety of foreign laws and regulations; and

     .    difficulty in staffing and managing international operations.

We are also subject to general political and economic risks in connection with our international operations, such as political instability, changes in diplomatic and trade relationships and general economic fluctuations in specific countries or markets. We cannot predict whether quotas, duties, taxes, or other charges or restrictions will be imposed by the United States, the European Union, Japan, or other countries upon the import or export of our products in the future, or what effect any such actions would have on our business, financial condition or results of operations. There can be no assurance that regulatory, geopolitical and other factors will not adversely affect our business in the future or require us to modify our current business practices.

     In addition, because most of our international sales, and a large portion of the associated expenses, are denominated in foreign currencies, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in our operating results. Further, fluctuations in currency exchange rates may negatively impact our ability to compete in terms of price against products denominated in local currencies. To date, we have not found it appropriate to hedge the risks associated with fluctuations in exchange rates. However, even if we undertake such transactions in the future, they may fail.

RISKS RELATED TO THIS OFFERING

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

     As of November 16, 2000, our directors, entities affiliated with our directors and our executive officers will beneficially own, in the aggregate, approximately 51% of our outstanding common stock. These stockholders as a group will be able to substantially influence our management and affairs. This concentration of ownership may also delay or prevent a change in our control at a premium price if these stockholders oppose it.

If the market price of our common stock declines, certain stockholders could gain control of Symphonix and all other stockholders would be diluted.

     We entered into a Common Stock Purchase Agreement with certain investors as of September 18, 2000. Under the terms of this agreement, if the market price of our common stock declines, we may be required to issue additional shares of common stock to the investors at no additional cost to the investors pursuant to a purchase price adjustment. The purchase price adjustment allows the investors, at any time until

November 10, 2002, to calculate an adjusted per share purchase price equal to the average closing market price of our common stock as reported on the Nasdaq National Market for the 33 consecutive trading days immediately preceding the date of the adjustment. Those investors who desire to participate in this purchase price adjustment will receive additional shares of common stock equal to the difference between the number of shares which each investor could have purchased based on the adjusted per share purchase price at the investor's original investment amount and the number of shares originally purchased by the investor. Each investor may participate in a purchase price adjustment only once and only until November 10, 2002. A possible consequence of the investors' exercise of their purchase price adjustment right is that the investors, who as of November 10, 2000 held approximately 31% of the total number of shares of our outstanding common stock, could gain control of a majority of the voting power of the company.

Our stock price is subject to significant volatility.

     Our stock price has been and may continue to be subject to significant volatility. The trading price of our common stock may be affected significantly by our quarterly forecasts and results of operations which may vary greatly based on a number of factors, including:

     . the introduction and market acceptance of new products offered by us and our competitors;

     .    the receipt and timing of regulatory approvals for new products;

     .    changes in our product mix;

     .    our success in expanding our U.S. and international operations;

     .    the costs of conducting sales, marketing and distribution;

     . our ability to continue to attract and retain personnel necessary for future product development;

     . changes in U.S. and international health care regulations and practices; and

     . the costs involved in prosecuting and defending patent claims or other litigation.

Any shortfall in revenues or earnings from levels expected by securities analysts could cause the market price of our common stock to decline. Further, we participate in a highly dynamic industry, which often results in significant volatility in the market price of our common stock irrespective of company performance. Fluctuations in the price of our common stock may be exacerbated by conditions in the medical device and technology industry segments or conditions in the financial markets generally.

                              Plan of Distribution

     We are registering all 6,397,632 shares of common stock on behalf of selling stockholders who purchased all of these shares from us pursuant to a Common Stock Purchase Agreement dated as of September 18, 2000. We will receive no proceeds from this offering. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of Symphonix in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     . an exchange distribution in accordance with the rules of such exchange;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     .    in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised Symphonix that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) promulgated under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer.
Such  supplement will disclose:

     . the name of each such selling stockholder and of the participating broker-dealer(s);

     .    the number of shares involved;

     .    the price at which such shares were sold;

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     .    other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

                              Selling Stockholders

     The following table sets forth the number of shares beneficially owned by each of the selling stockholders. None of the selling stockholders, with the exception of J.P. Morgan Capital, L.P., APAX Excelsior VI, L.P., Patricof Private Investment Club III, L.P. and Cassin Family Trust, has held any position or office or had a material relationship with Symphonix within the past three years other than as a result of the ownership of the shares or other securities of Symphonix or as a result of their employment with Symphonix as of the date of the issuance of the shares to the selling stockholders. Martin Friedman, one of our directors, is a Vice President of J.P. Morgan Capital, L.P. Adele Oliva, one of our directors, is a partner of APAX Excelsior VI Partners, L.P., which is the general partner of APAX Excelsior VI, L.P. and Patricof Private Investment Club III, L.P. B.J. Cassin, one of our directors, has voting and dispositive power over those shares beneficially owned by Cassin Family Trust. The selling stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. No estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                         Number of Shares       Percent of        Number of Shares
                                                           Beneficially         Outstanding     Registered for Sale
            Name of Selling Stockholder                        Owned              Shares             Hereby (1)
------------------------------------------------       --------------------   --------------   --------------------
J.P. Morgan Capital, L.P.                                 2,460,630 (2)            12.4%           2,460,630
APAX Excelsior VI, L.P.                                   2,460,630 (3)            12.4%           2,460,630 (3)
Special Situations Private Equity Fund, L.P.                984,251 (4)             5.0%             984,251 (4)
Cassin Family Trust                                         576,411 (5)             2.9%             246,061 (6)
Richard M. Lucas Foundation                                 246,060 (7)             1.2%             246,060 (7)
                                                         -------------                           --------------

 Total                                                    6,727,982                                6,397,632
                                                          =========                                =========
______________________________

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2) Martin Friedman, one of our directors, is a Vice President of J.P. Morgan Capital, L.P.

(3) Share number consists of 2,390,010 shares held by APAX Excelsior VI, L.P. and 70,620 shares held by Patricof Private Investment Club III, L.P., which is an affiliate of APAX Excelsior VI, L.P. Adele Oliva, one of our directors, is a general partner of APAX Excelsior VI Partners, L.P., which is the general partner of APAX Excelsior VI, L.P. and Patricof Private Investment Club III, L.P.

(4) Share number consists of 676,673 shares held by Special Situations Private Equity Fund, L.P. and 307,578 shares held by Special Situations Technology Fund, L.P., an affiliate of Special Situations Private Equity Fund, L.P.

(5) Share number consists of 357,994 shares held by Cassin Family Trust, and 156,902 shares held by Cassin Family Partners and 61,515 shares held by Robert S. Cassin Charitable Trust, which are affiliates of Cassin Family Trust. B.J. Cassin, one of our directors, holds voting and dispositive power over the shares held by Cassin Family Trust, Cassin Family Partners and Robert S. Cassin Charitable Trust.

(6) Share number consists of 123,031 shares held by Cassin Family Trust, and 61,515 shares held by Cassin Family Partners and 61,515 shares held by Robert S. Cassin Charitable Trust, which are affiliates of Cassin Family Trust. B.J. Cassin, one of our directors, holds voting and dispositive power over the shares held by Cassin Family Trust, Cassin Family Partners and Robert S. Cassin Charitable Trust.
(7) Shares number consists of 61,515 shares held by Richard M. Lucas Foundation, and 61,515 shares held by Donald L. Lucas Profit Sharing Trust, 61,515 shares held by David Ferris Ellison Trust and 61,515 shares held by Margaret Elizabeth Ellison Trust, which are affiliates of Richard M. Lucas Foundation.

                                 Legal Matters

     The validity of the securities offered pursuant to this prospectus will be passed upon for Symphonix by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    Experts

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

               SEC Registration Fee                     $ 7,442
               Legal Fees and Expenses                   15,000
               Accounting Fees and Expenses               5,000
               Printing Fees                              1,000
               Transfer Agent Fees                          500
               Miscellaneous                              1,058
                                                        -------
               Total                                    $30,000
                                                        =======

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     The registrant's Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Restated Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

     The registrant's Bylaws provide that the registrant shall indemnify to the fullest extent authorized by law each of its directors, officers, employees and other agents against expenses actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     The registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the registrant's Bylaws, and intends to enter into indemnification agreements with any new directors or executive officers in the future. The registrant has also entered into indemnification agreements with J.P. Morgan Capital, L.P. and Patricof & Co. Ventures, Inc., as well as APAX Excelsior VI, L.P. and Patricof Private Investment Club III, L.P., which are affiliates of Patricof & Co. Ventures, Inc. J.P. Morgan Capital, L.P., APAX Excelsior VI, L.P. and Patricof Private Investment Club III, L.P. purchased shares of common stock from the registrant pursuant to the Common Stock Purchase Agreement. Each of J.P. Morgan Capital, L.P. and Patricof & Co. Ventures, Inc., through its investor affiliates, has beneficial ownership of approximately 12.4% of the outstanding capital of the registrant.

Item 16.  Exhibits

  5.1  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
 23.1  Consent of PricewaterhouseCoopers LLP, independent accountants
 23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
 24.1  Power of Attorney (included on page II-3 of this registration statement)

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 20th day of November, 2000.

                                    SYMPHONIX, INC.

                                    By: /s/ Kirk B. Davis
                                        __________________________
                                        Kirk B. Davis
                                        President, Chief Executive Officer and
                                        Chairman of the Board



                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terence J. Griffin as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Symphonix, Inc. and in the capacities and on the dates indicated:

             Signature                          Title                                   Date
             ---------                          -----                                   ----
/s/ Kirk B. Davis
____________________________    President, Chief Executive Officer (Principal       November 20, 2000
Kirk B. Davis                   Executive Officer) and Chairman of the Board

/s/ Terence J. Griffin
____________________________    Vice President Finance and Chief Financial          November 20, 2000
Terence J. Griffin              Officer Principal Financial and Accounting Officer)

/s/ Geoffrey R. Ball
____________________________    Vice President, Chief Technology Officer and        November 20, 2000
Geoffrey R. Ball                Director

/s/ B.J. Cassin
____________________________    Director                                            November 20, 2000
B.J. Cassin

/s/ Adele Oliva
____________________________    Director                                            November 20, 2000
Adele Oliva

/s/ George G. Montgomery III
____________________________    Director                                            November 20, 2000
George G. Montgomery III

/s/ Roger Radke
____________________________    Director                                            November 20, 2000
Roger Radke

/s/ Martin Friedman
____________________________    Director                                            November 20, 2000
Martin Friedman

                               INDEX TO EXHIBITS

 Exhibit
 Number                        Exhibit Title
--------   ---------------------------------------------------------------------
    5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

   23.1    Consent of PricewaterhouseCoopers LLP, independent accountants

   23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

   24.1 Power of Attorney (included on page II-3 of this registration statement)